Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-169119

October 26, 2010

Single Page Ad DON’T JUST RIDE OUT VOLATILITY. TAKE THE REINS. The iPath® S&P 500 VIX Mid-Term Futures™ ETN (VXZ) provides investors with exposure to the S&P 500 VIX Mid-Term Futures™ Index TR through an exchange traded product. Which means access to this index with all the trading flexibility of a listed security, and a way to hedge against volatility in a single trade. Tailor your volatility strategies further with the iPath® S&P 500 VIX Short-Term Futures™ ETN (VXX). To learn more, visit iPathETN.com VXZ: iPath® S&P 500 VIX Mid-Term Futures™ ETN VXX: iPath® S&P 500 VIX Short-Term Futures™ ETN www.iPathETN.com Commodities Currencies Emerging Markets Strategies Fixed Income iPath ExchangeTraded Notes An investment in iPath ETNs involves risks, including possible loss of principal. For a description of the main risks, see “Risk Factors” in the applicable prospectus. Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents Barclays Bank PLC has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting www.iPathETN.com or EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC will arrange for Barclays Capital Inc. to send you the prospectus if you request it by calling toll-free 1-877-76-iPATH, or you may request a copy from any other dealer participating in the offering. BlackRock Fund Distribution Company assists in the promotion of the iPath ETNs. iPath ETNs (the “Securities”) are unsecured obligations of Barclays Bank PLC and are not secured debt. The Securities are riskier than ordinary unsecured debt securities and have no principal protection. The securities are speculative and may exhibit high volatility. “Standard & Poor’s®”, “S&P®“, “S&P 500®”, Standard & Poor’s 500™”, “S&P 500 VIX Short-Term Futures™” and S&P 500 VIX Mid-Term Futures™” are trademarks o S&P and have been licensed for use by Barclays. “VIX” is a registered trademark of the Chicago Board Options Exchange, Incorporate (“CBOE”) and has been licsened for use by S&P. The Securities are not sponsored, endorsed, sold or promoted by S&{ or the CBOE. S&P and CBOE make no representation, condition or warranty, express or implied, to the owners of the Securities or any member of the public regarding the advisability of investing in securities generally or in the Securities or in the ability of either index to track market performance. ©2010 Barclays Bank PLC. All rights reserved. iPath, iPath ETNs and the iPath logo are registered trademarks of Barclays Bank PLC. All other trademarks, servicemarks or registered trademarks are the property, and used with the permission, of their respective owners. iP-0287-1110 NOT FDIC INSURED · NO BANK GUARANTEE · MAY LOSE VALUE BARCLAYS